Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Beasley Broadcast Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-115930 and No. 333-40806) on Form S-8 of Beasley Broadcast Group, Inc. of our report dated March 6, 2006, with respect to the consolidated balance sheet of Beasley Broadcast Group, Inc. as of December 31, 2005, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Beasley Broadcast Group, Inc.

/s/ KPMG LLP

Tampa, Florida
March 9, 2007